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                                                                     EXHIBIT 4.1

             CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

 SERIES D CONVERTIBLE PREFERRED STOCK AND ARTICLES OF AMENDMENT TO THE RESTATED
         ARTICLES OF INCORPORATION OF UNITED SHIPPING & TECHNOLOGY, INC.

     Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned corporation adopts the following certificate of designation and articles of amendment to its Restated Articles of Incorporation, as amended to date:

       FIRST:  The name of the corporation is United Shipping & Technology,
               Inc.

       SECOND: Pursuant to the authority vested in the Board of Directors by this corporation's Restated Articles of Incorporation, as amended to date, the Board of Directors of this corporation by unanimous written consent pursuant to Section 16-10a-602 of the Utah Revised Business Corporation Act did adopt on February 25, 2001, without shareholder action, the following resolutions, authorizing the creation and designation of a series of preferred stock designated as Series D Convertible Preferred Stock as set forth on Exhibit A attached hereto, which resolutions amend this corporation's Restated Articles of Incorporation, as amended to date, as contemplated thereby and pursuant to Exhibit A attached hereto:

                    RESOLVED that, in order to comply with and fulfill its
               obligations under the Transaction Documents, the Corporation will be required to amend its Restated Articles of Incorporation in order to designate a new class or series of its authorized preferred shares as set forth on Exhibit "A" to these Consent Resolutions (the "Charter Amendment"); and

                    RESOLVED FURTHER, that the Board of Directors, acting under authority of its Restated Articles of Incorporation and Sections 16-10a-1002(1)(e) and 16-10a-602(1) of the Act, hereby approves and adopts the Charter Amendment; and

                  RESOLVED FURTHER, that, in the manner required by law and by the Corporation's Restated Articles of Incorporation, the appropriate officers of the Corporation be and they hereby are authorized and directed to cause to be prepared, and to execute, and to file with the Division of Corporations and Commercial Code of the State of Utah, appropriate amendment documents causing the amendment of the Corporation's Restated Articles of Incorporation in the manner contemplated by the Charter Amendment and these Consent Resolutions.

       THIRD: In accordance with and pursuant to Section 16-10a-602(4), none of the shares of the Series D Convertible Preferred Stock designated prior to the date hereof, which preferences, limitations and relative rights granted to or imposed upon series of shares are hereby amended, have been issued.

     In witness whereof, this Certificate of Designation of Series D Convertible Preferred Stock is hereby executed on behalf of this corporation this 6th day of March, 2001.

                                 United Shipping & Technology, Inc.

                                 /s/ Wesley C. Fedenburg
                                 -----------------------------------------------
                                 By Wesley C. Fredenburg,
                                 Its Secretary and General Counsel
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                                    Exhibit A

         UNITED SHIPPING & TECHNOLOGY, INC. (THE "CORPORATION") SERIES D
                       CONVERTIBLE PREFERRED STOCK TERMS


     Section 1. Designation and Amount. Subject to the provisions of Section 5B hereof, the number of authorized shares of Series D Convertible Preferred Stock, par value $0.004 per share (the "Series D Preferred Stock"), shall be 3,000,000 The Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank senior to the Corporation's Common Stock, the Corporation's Series A Cumulative Convertible Preferred Stock, par value $0.004 per share (the "Series A Preferred Stock"), and to each other class of capital stock of the Corporation now or hereafter established (collectively, the "Junior Securities") but shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up, rank pari passu with the Corporation's Series B Convertible Preferred Stock, par value $0.004 per share (the "Series B Preferred Stock"), the Corporation's Series C Convertible Preferred Stock, Par Value $0.004 per share (the "Series C Preferred Stock") and the Corporation's Series E Convertible Preferred Stock ("Series E Preferred Stock"); provided, however, that the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock shall be deemed Junior Securities, with respect to a Liquidation Event (as defined below), if the stockholders of the Corporation shall approve amendments to the respective certificates of designation of the Series B Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock (collectively, the "Series B, C and E Amendments") which classify such series as Junior Securities. The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

     Section 2. Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series D Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series D Preferred Stock had all of the outstanding Series D Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     Section 3. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), each holder of Series D Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities but pari passu with any payment made upon the Series B Preferred Stock, the Series C Preferred Stock and the Corporation's Series E Preferred Stock, an amount in cash equal to the aggregate Liquidation Value of all shares of Series D Preferred Stock (each, a "Share") held by such holder (plus all accrued and unpaid dividends thereon); provided, however, that if any of the Series B, C or E Amendments are adopted, the Series D Preferred Stock shall be entitled to be paid such amounts before any distribution or payment is made upon such series (Series B, C and E Preferred Stock), and such series (Series B, C and E Preferred Stock) shall be deemed Junior Securities for the purposes of this
Section 3, but without otherwise affecting the Series B, C or E Preferred Stock's seniority over Junior Securities in a Liquidation Event as set forth in their respective certificates of designation. If upon any such Liquidation Event, the Corporation's assets to be distributed among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock based upon the aggregate Liquidation Value (plus any unpaid dividends thereon) attributable to each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series D Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event. A Change of Control shall not be deemed a Liquidation Event for purposes of this Section 3.

     Section 4. Redemptions.

          4A Mandatory Redemption. Subject to the provisions of this Section 4, on March 1, 2007 (the "Redemption Date"), the Corporation will be required to redeem each outstanding Share at a price equal to the Liquidation Value per such Share.

          4B Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) (the "Redemption Price"). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to pay the Redemption Price for the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to pay the balance of the cash portion of the Redemption Price for the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

          4C Notice of Redemption. Each holder of Series D Preferred Stock shall give written notice of its election to exercise its redemption rights under
     Section 4A above to the Corporation not more than thirty (30) nor less than ten (10) days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

          4D Dividends After Redemption Date. No Share shall be entitled to any dividends declared after the date on which the Redemption Price of such Share is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

          4E Reacquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

          4F Change of Control.

               (i) Promptly after the occurrence of a Change of Control, which does not include any transaction between the Company and the Purchasers or THLi (the date of such occurrence being the "Change of Control Date"), the Corporation shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Series D Preferred Stock pursuant to the terms described in Section 4F(iv) (the "Change of Control Offer") at a purchase price equal to the Liquidation Value for each Share (plus any unpaid dividends thereon) (the "Change of Control Amount") on the Change of Control Payment Date, and shall purchase (or cause the purchase of) any Shares of Series D Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.


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               (ii) At the option of each holder of Series D Preferred Stock, the Change of Control Amount payable to such holder shall be payable
          (A) in cash, (B) in a number of shares of Common Stock (or the securities of the entity into which the Common Stock became converted or was exchanged in connection with the Change of Control) determined by dividing the portion of the Change of Control Amount that would otherwise be paid in cash (and which the holder has elected to receive in shares) by the Conversion Price in effect as of the date on which the Change of Control occurred (which will determine the number of shares of the Corporation that the holder would receive, which shall then be used to determine the number of shares of the successor entity, if applicable, that the holder is entitled to receive), or (C) in a combination of cash and such shares.

               (iii) If a holder elects to receive the Change of Control Amount in cash, prior to the mailing of the notice referred to in Section 4F(iv), but in any event within 20 days following the date on which a Change of Control has occurred, the Corporation shall (A) promptly determine if the purchase of the Series D Preferred Stock for cash would violate or constitute a default under any Indebtedness of the Corporation and (B) either shall repay to the extent necessary all such Indebtedness of the Corporation that would prohibit the repurchase of the Series D Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any Indebtedness of the Corporation to permit the repurchase of the Series D Preferred Stock for cash. The Corporation shall first comply with this Section 4F(iii) before it shall repurchase for cash any Series D Preferred Stock pursuant to this Section 4F.

               (iv) At least within 20 days following the date on which a Change in Control has occurred, the Corporation shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Series D Preferred Stock. If applicable, such Change of Control Notice shall contain all instructions and materials necessary to enable such holders to tender Series D Preferred Stock pursuant to the Change of Control Offer. Such Change of Control Notice shall state:

                    (A) that a Change of Control has occurred, that a Change of
               Control Offer is being made pursuant to this Section 4F and that all Series D Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                    (B) the purchase price (including the amount of accrued
               dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                    (C) that holders electing to have any Share purchased
               pursuant to a Change of Control Offer will be required to surrender stock certificates representing such Shares, properly endorsed for transfer, at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

                    (D) that holders will be entitled to withdraw their election if the Corporation receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series D Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such Shares purchased;

                    (E) that holders who tender only a portion of the Shares
               represented by a certificate delivered will, upon purchase of the Shares tendered, be issued a new certificate representing the unpurchased Shares; and

                    (F) the circumstances and relevant facts regarding such
               Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

               (v) The Corporation will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer made by the Corporation to repurchase the Shares as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

               (vi) On the Change of Control Payment Date, the Corporation shall
          (A) accept for payment the Shares validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of Shares so accepted the purchase price therefor, at the option of each such holder, in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control) as provided in Section 4F(ii) above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Corporation defaults in the payment for the Shares tendered pursuant to the Change of Control Offer, all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

               (vii) To accept the Change of Control Offer, the holder of a Share shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Corporation (or an agent designated by the Corporation for such purpose) of such holder's acceptance, together with certificates evidencing the Shares with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

     Section 5. Voting Rights and Covenants.

          5A Voting Rights. The holders of the Series D Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except as provided in Section 5A(i) or as otherwise required by applicable law, the holders of the Series D Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Series D Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Series D Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

               (i) Notwithstanding the provisions of Section 5A with respect to voting rights of holders of Series D Preferred Stock, if the Corporation determines that shareholder approval of the issuance of the Series D Preferred Stock or the issuance of Common Stock or other securities convertible into, exchangeable for, or equivalent to, Common Stock is required in order to enable the Corporation to comply with continued listing requirements for the Common Stock on the Nasdaq SmallCap Market, such holders agree that with respect to the voting of the Series D Preferred Stock and the conversion thereof:

                    (A) the Series D Preferred Stock voting rights of the
               holders shall be reduced on a pro-rata basis among the holders (the "Reduced Voting Amount"), until the Corporation's shareholders approve the issuance of Series D Preferred Stock


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

               which is convertible into more than 20% of the Corporation's outstanding Common Stock, or such approval is waived by Nasdaq or otherwise determined not to be required; and

                    (B) the Series D Preferred Stock held by such holders may
               not be converted into Common Stock except to the extent the number of shares of Common Stock (which vote on a one vote per share basis) and the number of shares of Series D Preferred Stock held by such holders, do not exceed the Reduced Voting Amount.

          5B Covenants. In addition, so long as 20% of the Series D Preferred Stock originally issued pursuant to the Purchase Agreement remains outstanding, the affirmative vote of the holders of two-thirds of the then outstanding shares of Series D Preferred Stock, voting together as a single class, shall be necessary to:

               (i) alter or change the preferences, rights or powers of the Series D Preferred Stock;

               (ii) increase or decrease the authorized number of shares of Series D Preferred Stock;

               (iii) issue any additional Series D Preferred Stock or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to the Series D Preferred Stock;

               (iv) directly or indirectly declare or pay any dividends or make any distributions upon, or repurchase or redeem, any of its capital stock or other equity securities (or any securities directly or indirectly convertible into or exercisable or exchangeable for equity securities), other than (A) with respect to the Series D Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Bridge Note, (B) the repurchase of Options (or Common Stock issued upon exercise thereof) issued pursuant to the Stock Option Plans in accordance with their respective terms, (C) any mandatory prepayment required pursuant to the terms of the Iver Note as in effect on February 1, 2001, and (D) the mandatory repurchase of the Bayview Warrant (or Common Stock issued upon exercise thereof) pursuant to
          Section 9 thereof as in effect on February 1, 2001;

     Section 6. Conversion.

          6A Conversion Procedure.

               (i) Subject to the terms of this Section 6, at any time and from time to time, any holder of Series D Preferred Stock may convert all or any portion of the Series D Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $8.00 and dividing the result by the Conversion Price then in effect.

               (ii) Except as otherwise provided herein, each conversion of Series D Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series D Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series D Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such

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          conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

               (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price for such Share.

               (iv) Notwithstanding any other provision hereof, if a conversion of Series D Preferred Stock is to be made in connection with a transaction affecting the Corporation, the conversion of any Shares of Series D Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

               (v) As soon as possible after a conversion has been effected (but in any event within three (3) business days in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:

                    (A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                    (B) payment of any amount payable under subparagraph (ix)
               below with respect to such conversion; and

                    (C) a certificate representing any Shares which were
               represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series D Preferred Stock shall be made without charge to the holders of such Series D Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series D Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

               (vii) The Corporation shall not close its books against the transfer of Series D Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series D Preferred Stock in any manner which interferes with the timely conversion of Series D Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

               (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series D Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series D Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series D Preferred Stock.

               (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series D Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the portion of the Market Price attributable to such fractional interest as of the date of conversion.

               (x) If the shares of Conversion Stock issuable by reason of conversion of Series D Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

          6B Conversion Price.

               (i) In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6B.

               (ii) If and whenever after the original date of first issuance of the Series D Preferred Stock, the Corporation issues or sells, or in accordance with Section 6C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale, the Conversion Price shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

               (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to the following (collectively referred to herein as the "Permitted Issuances"):

                    (A) the issuance or granting of Common Stock, Options or
               Convertible Securities to employees, officers, consultants and directors of the Corporation and its Subsidiaries or the exercise thereof pursuant to the Stock Option Plans;

                    (B) the issuance or granting of Options for up to 75,000
               shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to employees and consultants of the Corporation outside of the Stock Option Plans;

                    (C) the issuance of Common Stock upon (1) exercise of the
               Warrant To Purchase Shares of Common Stock of United Shipping & Technology, Inc. or (2) the conversion of the 9% Convertible Subordinated Promissory Note, in each case, dated as of April 25, 2000, issued by the Corporation to J. Iver & Company ("Iver Note");

                    (D) the issuance of Common Stock upon exercise of the
               Warrant To Purchase Common Stock of United Shipping & Technology, Inc., dated as of September 24, 1999, issued to Bayview Capital Partners L.P. (the "Bayview Warrant");

                    (E) the issuance of Common Stock upon conversion of the
               Convertible Subordinated Note, dated as of September 24, 1999, issued by the Corporation to CEX Holdings, Inc. (the "CEX Convertible Note");

                    (F) the issuance of shares of Common Stock to Jack D.
               Ashabranner II (or a trust solely for his benefit) in respect of a court-approved settlement of his claim against Corporate Express Delivery Systems, Inc., solely to meet any shortfall in the market value between the 600,000 shares of Common Stock that have been issued for the benefit of Mr. Ashabranner in respect of such settlement and the sum of $550,000, pursuant to the terms of such settlement;

                    (G) the issuance of Common Stock upon exercise of the Common
               Warrants;

                    (H) the issuance of Series D Preferred Stock upon exercise of the Bridge Warrant or upon conversion of the Bridge Note;

                    (I) the issuance of Series C Preferred Stock upon exercise of the Series C Warrants; and

                    (J) the issuance of Common Stock upon conversion of the
               Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

          6C Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 6B, the following shall be applicable:

               (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by


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

          dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
          Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 6C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series D Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that (A) no such change shall at any time cause the Conversion Price hereunder to be increased, and (B) no adjustment to the Conversion Price pursuant to this clause (iii) shall be made as a result of any adjustment to the exercise and/or conversion price with respect to the Bayview Warrant, the Iver Note, the CEX Convertible Note, the Common Warrants, the Series B Preferred Stock, the C Preferred Stock and the Series C Warrants, the conversion of the Bridge Note or the exercise of the Bridge Note Warrants or Series E Preferred Stock pursuant to and in accordance with the antidilution protection provisions of such securities as in effect on February 16, 2001.

               (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 6C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series D Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series D Preferred Stock.

               (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of at least two-thirds of the then outstanding Series D Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of at least two-thirds of the then outstanding Series D Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

               (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

               (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

               (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          6D Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of

     Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          6E Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock held by such holders, is referred to herein as an "Organic Change". Subject to Section 4F, prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series D Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series D Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series D Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 6 and Section 7 below shall thereafter be applicable to the Series D Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          6F Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series D Preferred Stock; provided, that no such adjustment shall increase the Conversion Price or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series D Preferred Stock as otherwise determined pursuant to this Section 6.

          6G Notices.

               (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series D Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Corporation shall give written notice to all holders of Series D Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

               (iii) The Corporation shall also give written notice to the holders of Series D Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

     Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series D Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series D Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series D Preferred Stock. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series D Preferred Stock represented by the surrendered certificate.

     Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     Section 10. Definitions.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

     "Bayview Warrant" has the meaning set forth in Section 6B(iii).

     "Bridge Note" means the Convertible Bridge Notes issued to TH Li pursuant to certain Bridge Loan Agreements by and between the Corporation and TH Li dated January 4, 2001 and January 31, 2001.

     "Bridge Warrant" means a warrant to purchase Series D Preferred Stock issued by the Corporation to TH Li pursuant to a certain Bridge Loan Agreement by and between the Corporation and TH Li dated January 4, 2001.

     "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above but excluding the Purchasers or TH Li), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the Voting Securities of the Corporation, or
(iii) the first day on
which a majority of the members of the board of directors are not Continuing Directors, provided that a Change of Control shall not be deemed to occur with respect to any change to the Board of Directors as a result of the resignation or retirement of any Director in the ordinary course of business and such Director's seat on the Board of Directors is filled by a person appointed by the same stockholders or group of stockholders that appointed the resigning or retiring Director.

     "Change of Control Amount" has the meaning set forth in Section 4F(i).

     "Change of Control Date" has the meaning set forth in Section 4F(i).

     "Change of Control Notice" has the meaning set forth in Section 4F(iv).

     "Change of Control Offer" has the meaning set forth in Section 4F(i).

     "Change of Control Payment Date" has the meaning set forth in Section 4F(iv)(B).

     "Common Stock" means, collectively, the Corporation's common stock, par value $0.004 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

     "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 6C(i) and 6C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

     "Common Warrants" means, collectively, the "Common Warrants" as defined in, and issued pursuant to, the Series B Purchase Agreement, and any warrants issued in exchange, substitution or replacement therefor.

     "Continuing Directors" means individuals who constituted the Board of Directors of the Corporation on February 28, 2001; provided, that any individual becoming a director during any year shall be considered to be a Continuing Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Continuing Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Corporation, after the giving of a sufficient notice to each Continuing Director so as to provide a reasonable opportunity for such Continuing Directors to be present at such meeting.

     "Conversion Price" means $.80, subject to adjustment from time to time as set forth in Section 6.

     "Conversion Stock" means shares of the Corporation's Common Stock; provided, that if there is a change such that the securities issuable upon conversion of the Series D Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean the security issuable upon conversion of the Series D Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

     "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Liens" has the meaning set forth in Section 5B(ix).

     "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness or other liability evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness or other liability guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vii) any indebtedness or other liability secured by a Lien on a Person's assets.

     "Iver Note" has the meaning set forth in Section 6B(iii).

     "Junior Securities" has the meaning set forth in Section 1

     "Lien" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

     "Liquidation Event" has the meaning set forth in Section 3.

     "Liquidation Value" of any share as of any particular date shall be equal to: (i) $8.00 in the case of holders of Series D Preferred Stock, or (ii) in the case of holders of Series B Preferred Stock, Series C Preferred Stock of Series E Preferred Stock, the liquidation value specified in the certificate of designation applicable to each such series of preferred stock.

     "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the twenty (20) consecutive trading days immediately prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of at least two-thirds of the then outstanding Series D Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of at least two-thirds of the then outstanding Series D Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

     "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     "Permitted Issuances" has the meaning set forth in Section 6B(iii).

     "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Purchase Agreement" means the Securities Purchase Agreement, dated as of February 1, 2001, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

     "Purchaser" means the "Purchasers" as defined in the Purchase Agreement and their respective Affiliates.

     "Redemption Date" has the meaning set forth in Section 4A.

     "Redemption Price" has the meaning set forth in Section 4B.

     "Series A Preferred Stock" has the meaning set forth in Section 1.

     "Series B Preferred Stock" has the meaning set forth in Section 1.

     "Series C Preferred Stock" has the meaning set forth in Section 1.

     "Series D Preferred Stock" has the meaning set forth in Section 1.

     "Series E Preferred Stock" has the meaning set forth in Section 1.

     "Series B, C and E Amendments" has the meaning set forth in Section 1.

     "Series B Purchase Agreement" means the Securities Purchase Agreement, dated as of May 15, 2000, by and among the Corporation and certain investors for the sale and purchase of Series B Preferred Stock and Warrants, as such agreement may from time to time be amended in accordance with its terms.

     "Series C Warrants" means, collectively, the "Series C Warrants" as defined in, and issued pursuant to, Securities Purchase Agreement dated as of September 1, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms, and any warrants issued in exchange, substitution or replacement therefor.

     "Share" has the meaning set forth in Section 3.

     "Stock Option Plans" means, collectively, the Corporation's 1995 Stock Option Plan, 1996 Director Stock Option Plan, and 2000 Stock Option Plan.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

     "TH Li" means collectively TH Lee.Putnam Internet Partners, LP, a Delaware limited partnership, TH Lee.Putnam Internet Parallel Partners, LP, a Delaware limited partnership, THLi Coinvestment Partners LLC, a Delaware limited liability company, and Blue Star I, LLC, a Delaware limited liability company.

     "Voting Securities" means securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation; provided, that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

     Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of at least two-thirds of the Series D Preferred Stock outstanding at the time such action is taken. The Corporation may amend any provision hereof without the consent of any shareholder so long as no Shares of Series D Preferred Stock are issued and outstanding.

     Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).